Exhibit 10.9

API Connection Agreement

Article 1 (Purpose)

This Agreement establishes the terms of use and other fundamental matters concerning the Bank granting the Connection Provider (hereinafter referred to as the “Connection Provider”) a non-exclusive license to use this API, and the Connection Provider using this API to utilize the API integration services provided by GMO Aozora Net Bank (hereinafter referred to as the “Bank”), for the purpose of enabling the Connection Provider to use such services.

Article 2 (Definitions)

(1) “Business Day” means any day other than a day designated as a holiday for banks (in this item, banks as defined under the Banking Act) in Japan.

(2) “Test Environment” means a test environment within the Bank’s system, separately made available for verifying the operation of software utilizing this API.

(3) “Written Materials, etc.” means written documents and electromagnetic records.

(4) “Hearing Sheet” means the document submitted by the Connecting Business Operator to the Bank when concluding a contract.

(5) “Connection Test” means a test conducted by the Bank to confirm that the software utilizing this API by the Connecting Business Operator complies with the specifications pertaining to this API.

(6) “Token, etc.” means tokens and other information used by the Connecting Business Operator to access the Bank’s system via this API.

(7) “Unauthorized Access, etc.” means unauthorized access, hacking, or unauthorized intrusion into a network.

(8) “API” means the application programming interface specified in the separate specification document provided by the Bank to the Connecting Business Operator (hereinafter referred to as the “API Specification Document”).

(9) “API Access Rights” means the non-exclusive right of the Connecting Business Operator to integrate with the API.

(10) “Bank Functions” means the banking services provided by the Bank to account users.

(11) “The Service” means the service specified in the attached application form, provided by the Bank to the Connecting Business Operator using the API.

(12) “API Integration” means the act by which the Connecting Business uses the API to integrate the Banking Functions with the Service.

(13) “Chain Connection Destination” means a third party to whom the Connecting Business Operator has granted permission to use all or part of the API or to establish an integration.

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Article 3 (Use of the API, etc.)

1.	The Bank grants the Connecting Business a non-exclusive license to use the API within the scope necessary to provide the Service. The Connecting Business may not transfer, trust, assign, encumber, or otherwise dispose of the API access rights, nor sublicense them to any third party, without the Bank’s prior written consent.

2.	The specifications of this API shall be as set forth in the API Specification Document established by the Bank. The Bank may change the specifications of this API without obtaining the Connection Provider’s consent by notifying the Connection Provider in writing or otherwise of the contents of the changed specifications at least one month prior to the change. However, for changes requiring prompt action, such as for security improvements, prompt notification shall suffice.

3.	The Connecting Business Operator shall not jointly implement all or part of the Service or the use of the API with a third party, or allow a third party to collaborate on such implementation, except in cases of chained connections based on Article 12, Paragraph 1 of this Agreement or with the Bank’s consent (including cases where separate agreement is reached regarding joint implementation or collaboration with a third party; the same applies in the following paragraph).

4.	The Connecting Business shall notify the Bank in advance and obtain its consent when entrusting or licensing the use of all or part of the Service or the API to a third party.

5.	The Bank grants the Connection Provider permission to use the API only within the scope specified in this Agreement. The Connection Provider shall not acquire any copyrights, patent rights, other intellectual property rights, ownership rights, or other rights pertaining to the API, its derivatives, or the data provided through the API.However, regardless of whether the Bank holds copyrights, patent rights, or other intellectual property rights in the data provided through the API, the Connecting Business may process such data for the purpose of the Service, share it with third parties based on Paragraph 3, and provide it to chained connection destinations based on Article 12.

Article 4 (License Fees)

The amount and payment method for the license fee and other costs paid by the Connecting Business Operator to the Bank shall be as specified in the attached document.

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Article 5 (Commencement of API Integration)

1.	Prior to this Agreement, the Connecting Business shall submit a hearing sheet to the Bank as specified by the Bank.

2.	The Bank shall notify the Connecting Business Operator if it confirms through the Hearing Sheet that the Connecting Business Operator’s system meets the standards set by the Bank. However, even after such notification and after passing the connection test described in the following paragraph, if it becomes clear that the Connecting Business Operator does not meet the standards set by the Bank, the Bank may not commence this API connection or may suspend this API connection.

3.	The Connecting Business may perform the API integration if it conducts the connection test before the integration start date, undergoes the bank’s inspection at least five business days before the integration start date, and receives notification from the bank that it has passed the inspection. If either the bank or the Connecting Business requests a postponement of the integration start date, it shall promptly notify the other party.

Article 6 (Authentication and Tokens)

1.	When the Bank authorizes this API integration through the Bank’s prescribed methods, including identity verification procedures and other procedures for the Connecting Business Operator, the Bank shall grant the Connecting Business Operator tokens and other items related to this API integration.

2.	The Connecting Business shall strictly manage the tokens, etc. issued by the Bank at its own expense and responsibility. It shall not allow third parties to use the tokens, etc., nor shall it lend, transfer, sell, pledge, or otherwise dispose of them.

3.	The Connecting Business shall use the token(s) in accordance with the purpose of using this API and shall be responsible for any errors, misinterpretations, falsifications, or leaks in instructions or other information transmitted to the Bank.

4.	The Bank shall deem the Connecting Business Operator to be using the Token, etc., when such Token, etc., is used, unless there are special circumstances.

5.	If a Connecting Business becomes aware of the theft or unauthorized use of Tokens, etc., it shall immediately notify the Bank thereof and shall comply with any instructions given by the Bank.

6.	If damage occurs to the Bank, the Connecting Business Operator, or any other third party due to inadequate management of the Connecting Business Operator’s tokens, etc., or due to an error in the use of the Connecting Business Operator’s tokens, etc., the Connecting Business Operator shall bear responsibility for such damage. However, if the occurrence of such damage is attributable to the Bank, the Bank shall respond to claims for reimbursement from the Connecting Business Operator in proportion to its share of responsibility.

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Article 7 (Obligations of the Connecting Business Operator)

1.	The preparation and maintenance of computers, software, other equipment, cloud environments, or the user environment necessary to access cloud environments, and other communication lines required for the Connecting Business to access the Bank’s system via this API shall be carried out at the Connecting Business’s expense and responsibility.

2.	The Connecting Business shall maintain security in accordance with the security items specified in the hearing sheet submitted to the Bank and in accordance with the standards established by the Bank. If any significant changes occur to the security items in the hearing sheet, the Connecting Business shall submit a revised security checklist to the Bank at least one month prior to the change. However, if the Connecting Business must urgently implement security measures or for other unavoidable reasons, it shall promptly submit the revised hearing sheet to the Bank.The Bank may request improvements from the Connecting Business Operator if it objectively and reasonably determines that the Connecting Business Operator’s security does not meet the Bank’s established standards. If the Bank objectively and reasonably determines that sufficient improvements have not been made within a reasonable period , it may suspend this API integration after prior notification to the Connecting Business Operator.

3.	The Connecting Business shall implement necessary security measures at its own expense and responsibility to prevent infection by computer viruses, hacking by third parties, tampering, or other unauthorized network access or information leaks related to this Service.

4.	The Connecting Business shall use the Service at its own responsibility based on the details notified to the Bank in advance. When intending to suspend or terminate the Service, the Connecting Business shall notify the Bank at least three months prior to termination. However, in cases of temporary suspension due to emergency security measures, etc., notification to the Bank shall be made promptly after the fact.

Article 8 (Response to Unauthorized Access, etc.)

1.	If unauthorized access, or information leakage, disclosure, or falsification due to unauthorized access, or fund transfers due to unauthorized access occur in relation to this API integration or this Service, or if the Bank or the Connecting Business becomes aware of a concrete possibility of information leakage, disclosure, falsification, or fund transfers due to unauthorized access(including cases where unauthorized access, etc. is discovered in connection with other financial institutions besides the Bank; the same applies hereinafter in this Article), they shall immediately report it to the other party.

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2.	Banks and Connecting Service Providers shall promptly report to the other party if, in connection with this API integration or this Service, unauthorized access, etc., or the leakage,or tampering, or if a fund transfer occurs due to unauthorized access, etc., or if the Bank recognizes a concrete possibility of information leakage, disclosure, tampering, etc., or a fund transfer due to unauthorized access, etc., the Bank shall promptly implement feasible countermeasures and cooperate with the other party to investigate the cause and implement countermeasures. The Bank may restrict or suspend this API connection until sufficient countermeasures are implemented.

3.	In the event of unauthorized access, or unauthorized access resulting in information leakage, disclosure, alteration, or fund transfers, or if the specific possibility of unauthorized access resulting in information leakage, disclosure, alteration, or unauthorized fund transfers is recognized, the Bank and the Connecting Business Operator may request the other party to disclose account information,tokens, or other information necessary to identify the relevant user. The requested party shall comply within a reasonable and appropriate scope. The party receiving such disclosure shall manage the information as confidential information pursuant to Article 15.

4.	The Connecting Service Provider and the Bank shall record and retain necessary access logs to enable investigation of causes, etc., when unauthorized access, etc., occurs.

Article 9 (Response to Disruptions)

1.	The Bank and the Connecting Business Operator shall immediately report to the other party any event that significantly impacts or may significantly impact the continuous provision of this API integration or this Service ( ). Such events include, but are not limited to, significant system failures in the systems used to provide this Service, disruptions caused by significant operational procedures related to the provision of this Service, financial crimes such as unauthorized withdrawals, and misconduct incidents involving employees of the Connecting Business Operator or its subcontractors involved in providing this Service.Hereinafter referred to as “Disruptions, etc.”).

2.	In the event of an Outage, etc., the Bank and the Connecting Institution shall cooperate to identify and eliminate the cause of the Outage, etc., and shall each take measures to prevent the expansion of damage caused by the Outage, etc., and measures to prevent recurrence (hereinafter referred to as “Damage Mitigation Measures”).In such cases, the Bank and the Connecting Business Operator may, within a reasonable and appropriate scope for implementing damage mitigation measures, request the other party to disclose information concerning the account user affected by the incident, the circumstances under which the incident occurred, and other relevant information. The party requested to disclose such information shall comply within a reasonable and appropriate scope.

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3.	If the failure, etc. constitutes a matter requiring reporting to the supervisory authority of the Bank or the Connecting Business Operator, the Bank and the Connecting Business Operator shall provide the other party with necessary materials and otherwise cooperate for the purpose of such reporting to the supervisory authority.

4.	If the failure or malfunction described in Paragraph 1 originates from the Bank or its equipment, the Bank shall promptly analyze the details of such failure or malfunction, take necessary measures to restore the Service, and provide the Connecting Operator with a response regarding the nature of the failure or malfunction and the restoration measures taken.Conversely, if the failure or other issue referred to in Paragraph 1 is attributable to the Connecting Business Operator or its equipment, the Connecting Business Operator shall promptly analyze the nature of such failure or issue and take necessary measures to restore the Service, and shall respond to the Bank regarding the nature of the failure or issue and the restoration measures. Should any matters necessary for restoring the Service arise, the Bank and the Connecting Business Operator shall consult and each take necessary measures.

Article 10 (Monitoring and Supervision)

1.	If the Bank determines, based on objective and reasonable grounds, that the security measures of the Connecting Business Operator or the usage status of the Service may not meet the standards set by the Bank, the Bank may request the Connecting Business Operator to submit reports and materials regarding such security measures or usage status. The Connecting Business Operator shall respond promptly to such requests to the extent practicable.

2.	If the Bank determines, based on objective and reasonable grounds, that the security, usage of the Service, or business conditions of the Connection Provider may not meet the standards set by the Bank, the Bank may conduct an on-site audit either directly or through a party designated by the Bank. The Connection Provider shall cooperate with such audit to the extent practicable.

3.	Based on the results of the preceding two paragraphs, if the Bank determines, based on objective and reasonable grounds, that it is necessary, it may request improvements from the Connecting Business. If the Bank determines, based on objective and reasonable grounds, that sufficient improvements have not been made within a reasonable period, it may notify the Connecting Business and restrict or suspend this API connection. In cases involving critical security issues, the Bank may do so immediately.

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Article 11 (Exemption from Liability)

1.	Neither party shall be liable for damages incurred by the other party due to force majeure, including but not limited to natural disasters, labor disputes, power outages, failures of communication infrastructure, suspension of public services, natural phenomena, riots, governmental acts, terrorism, war, or other unforeseeable events.

2.	Disclaimers regarding this API shall be as specified in the API Specification. Furthermore, the Bank shall not be liable for any failure to provide this API due to malfunctions, maintenance, or security enhancements of communication equipment, lines, the Internet, computers, software, etc., unless such failure is attributable to the Bank.

3.	The Bank shall have no obligation to provide the Connecting Business Operator with technical support, maintenance, functional improvements, or other services for this Service or API integration.

4.	The Connecting Business may raise objections to changes in the Bank’s disclaimers set forth in the API Specifications under Article 3, Paragraph 2 of this Agreement only within 10 business days after receiving notice from the Bank. If the Connecting Business raises an objection, the Bank and the Connecting Business shall negotiate in good faith.

Article 12 (Chain Connections)

1.	The Connecting Business may establish a chain connection by notifying the Bank in advance of the chain connection destination’s name, the content of the chain connection, the start date, and other matters agreed upon in advance by both parties. The Connecting Business shall notify the Bank in advance of any changes to the chain connection destination, the content of the chain connection, or other matters agreed upon in advance by both parties.

2.	The Connecting Business shall obtain the consent of affected users when newly initiating a chain connection or when there are significant changes to the chain connection destination or the content of the chain connection (provided, however, that this applies only when the Connecting Business provides this Service to a third party).

3.	The Connecting Business Operator shall promptly notify the Bank when it suspends or terminates chain connections to all or some chain connection destinations.

4.	The Connection Provider shall impose obligations equivalent to those of the Connection Provider under Article 7 (Obligations of the Connection Provider), Article 8 (Response to Unauthorized Access, etc.), Article 9 (Response to Failures, etc.), Article 10 (Monitoring and Supervision),this Article, Article 13 (Prohibited Acts), Article 15 (Confidentiality Obligations), and Article 17 (Exclusion of Antisocial Forces). The chain connection destination shall comply with these obligations at its own expense and responsibility.

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5.	The Connecting Entity shall enter into agreements with chained connection destinations regarding the methods and content of chained connections for the security and safety management of such destinations. It shall request reports as necessary and provide guidance or require improvements.If the Bank determines, based on objective and reasonable grounds, that a chain connection party has failed to fulfill the obligations under the preceding paragraph, or that the connection provider has not appropriately provided such guidance or improvement to the chain connection party, the Bank may request the connection provider to terminate the chain connection with that party. Alternatively, if the connection provider fails to terminate the chain connection with that party within a reasonable period, the Bank may restrict or suspend this API integration.The Bank shall endeavor to explain the reasons to the Connecting Business Operator to the extent possible when requesting termination of chain connections.

6.	The Connecting Business shall be jointly and severally liable with the Chain Connection Destination for any failure by the Chain Connection Destination to fulfill its obligations under Paragraph 4 of this Article.

7.	The Connecting Service Provider shall be jointly and severally liable with the Chain Connection Destination for any damages incurred by users of the Chain Connection Destination’s services. The Bank shall not be liable for any damages incurred by the Chain Connection Destination or users of the Chain Connection Destination’s services, except where such damages are attributable to the Bank’s fault.

Article 13 (Prohibited Acts)

1.	The Connecting Business Operator shall not engage in any of the following acts and shall take necessary measures to ensure that its subcontractors or chained connection parties do not engage in such acts.

(1) Reproducing, modifying, reverse engineering (including decompiling or disassembling), or otherwise tampering with all or part of this API or any bank system or program accessed through this API (hereinafter referred to as “Bank Systems, etc.”), including information related to their content.

(2) Granting licenses, selling, lending, transferring, disclosing, or leasing the Bank Systems, etc. to third parties.

(3) Removing or altering the Bank’s copyright notices or other rights notices attached to the Bank’s Systems, etc.

(4) Infringing the intellectual property rights of the Bank, the Bank’s partners, third parties other than the Bank’s API licensees, or other third parties; damaging the property, credit, reputation, etc., of such parties; or infringing their privacy rights, portrait rights, or other rights

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(5) Connecting to the verification environment for purposes other than operational verification or connection testing

(6) Implementing this API integration without passing the Bank’s required inspections

(7) Using the Bank’s trademarks, company name, logo, etc., without the Bank’s prior consent

(8) Using this API or its derivatives for purposes other than those authorized by the bank

(9) Concealing the Internet access point

(10) Acts that violate the Banking Act, other laws and regulations, or rules concerning this service or this API integration

(11) Significantly increasing the load on the Bank’s systems or other infrastructure

(12) Acts that interfere with third parties’ access to this API

(13) Disclosing or leaking tokens, etc., to third parties, or actions that increase such risk

(14) Acts that violate public order and morals, cause significant discomfort to others, or may increase the Bank’s reputational risk

(15) Acts that compromise the security of the Bank’s systems, such as infecting sites, servers, or systems operated by the Bank with computer viruses, hacking, tampering, or other unauthorized access

(16) Acts similar to those listed in the preceding items

2.	The Bank shall not engage in the acts listed in the following items and shall take necessary measures to ensure its contractors do not engage in such acts.

(1) Infringing the intellectual property rights of connection providers, their partners, or other third parties; damaging the property, credit, reputation, etc., of such parties; or infringing their privacy rights, portrait rights, or other rights Using the trademarks, company names, logos, etc., of the Access Provider without its prior consent

(2) Acts that violate the Banking Act, other laws and regulations, or rules concerning this API integration

(3) Acts that violate public order and morals, cause significant discomfort to others, or may increase the risk of reputational damage to the Connecting Business

(4) Acts that compromise the security of the Connection Provider’s systems, such as infecting sites, servers, or systems operated by the Connection Provider with computer viruses, hacking, tampering, or other unauthorized access

(5) Acts that block or restrict the Access Provider’s use of this API, except as provided in this Agreement or where there is a reasonable cause

(6) Acts similar to those listed in the preceding items

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Article 14 (Suspension of Use)

1.	The Bank may suspend all or part of this API based on any of the following items:

(1) Clearly specifying in advance the necessary suspension period for regular maintenance and notifying the Connecting Business Operator

(2) Notifying the Connecting Business Operator of a necessary temporary suspension period for urgent security measures

2.	When suspending part or all of this API pursuant to subparagraph (2) of the preceding paragraph, the Bank shall provide the connecting business operator with prior notice for a reasonable period. However, in cases where urgent security measures are being implemented and unavoidable circumstances exist, the Bank shall notify the connecting business operator promptly either prior to or after the suspension.

Article 15 (Confidentiality Obligation)

1.	The Bank and the Connecting Business Operator shall keep strictly confidential any information of the other party obtained through this Agreement (limited to information expressly designated as confidential; hereinafter referred to as “Confidential Information”) during the term of this Agreement and thereafter. They shall not disclose, provide, or leak such Confidential Information to any third party, nor use it for any purpose other than the performance of this Agreement, without the prior written consent of the other party.

2.	Notwithstanding the preceding paragraph, information falling under any of the following items shall not be deemed Confidential Information, except for information constituting personal information:

(1) Information already possessed by the Disclosee at the time of disclosure

(2) Information independently generated by the Disclosee without reference to the Confidential Information

(3) Information that is publicly known at the time of disclosure

(4) Information that becomes publicly known after disclosure through no fault of the Disclosee

(5) Information lawfully possessed by the Disclosee prior to disclosure

3.	The party receiving the confidential information (hereinafter referred to as the “Recipient”) shall disclose such information only to its employees who need to know it for the performance of this Agreement. The Recipient shall strictly instruct and supervise such employees to ensure they do not use the confidential information for any purpose other than performing this Agreement, and do not disclose, provide, or leak it to any third party.The Recipient shall impose obligations on its employees equivalent to its own obligations under this Agreement.

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4.	Notwithstanding Paragraph 1, the Recipient may disclose or provide Confidential Information to a third party (hereinafter referred to as the “Third Recipient”) in the following cases:However, the Confidential Information disclosed shall be limited to that which is objectively and reasonably necessary for the performance of this Agreement. Furthermore, the Recipient shall impose obligations on the Third Recipient equivalent to its own obligations under this Agreement and shall be liable for damages incurred by the Discloser due to causes attributable to the Third Recipient.

(1) When prior written consent from the disclosing party is obtained

(2) When providing or disclosing to external professionals, such as attorneys or accountants, who are legally bound by confidentiality obligations

5.	The Recipient may disclose Confidential Information to the extent necessary to comply with laws and regulations, orders, requests, or demands from courts, government agencies, or other public authorities, or rules of stock exchanges, self-regulatory organizations, or similar overseas institutions, stock exchanges, or self-regulatory organizations.However, in such cases, the disclosing Recipient shall promptly notify the other party of the disclosure and its contents, to the extent permitted by applicable laws and regulations.

Article 16 (Additions or Changes to the Service)

The Connecting Business Operator shall apply using the method prescribed by the Bank when adding new services to the Service or modifying the Service.

Article 17 (Exclusion of Antisocial Forces)

1.	The Bank and the Connecting Business Operator hereby declare that they are not currently affiliated with any organized crime group, organized crime group member, person who ceased to be an organized crime group member less than five years prior, quasi-member of an organized crime group, company related to an organized crime group, corporate extortionist, social movement pretender, special intelligence violence group, or any other similar entity (hereinafter collectively referred to as “Organized Crime Group Members, etc.”) and further declare and guarantee that they do not fall under any of the following items, and will not do so in the future.

(1) Having a relationship where organized crime group members, etc. are deemed to control management

(2) Having a relationship where organized crime group members, etc. are deemed to be substantially involved in management

(3) Having a relationship where it is deemed that organized crime group members, etc. are being improperly used, such as for the purpose of obtaining unjust benefits for oneself, one’s company, or a third party, or for the purpose of causing damage to a third party

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(4) Having a relationship deemed to involve providing funds or other benefits to organized crime group members, etc.

(5) Having a relationship with organized crime group members, etc., that is socially reprehensible, where such persons are officers or substantially involved in management

2.	Banks and connection providers shall not, either directly or through a third party, engage in any act falling under any of the following items:

(1) Violent demands

(2) Unjust demands exceeding legal liability

(3) Threatening words or actions, or the use of violence in connection with transactions

(4) Spreading rumors, using deceit or force to damage the other party’s credit, or obstructing the other party’s business

(5) Other acts equivalent to the foregoing items

3.	The Bank and the Connecting Operator (hereinafter collectively referred to as the “Terminating Party”) may terminate this Agreement without any prior notice if it is determined that the other party (hereinafter referred to as the “Violating Party”) is a member of an organized crime group or otherwise falls under any of the items in Paragraph 1, has committed any act falling under any of the items in the preceding paragraph, or has made a false declaration regarding the representations and warranties based on the provisions of Paragraph 1.

4.	Even if the Violating Party suffers damages due to the application of the preceding paragraph, the Violating Party shall not be entitled to make any claim against the Terminating Party.

Article 18 (Term)

1.	This Agreement shall be effective for one year from the date of execution. Unless either the Bank or the Connecting Business Operator provides written notice to the other party of its intention to terminate this Agreement at least three months prior to the expiration date, this Agreement shall be extended for an additional one-year period, and so on thereafter.

2.	Even after termination of this Agreement for any reason, the provisions of Article 15 (Confidentiality Obligations), this Article, Article 20 (Measures upon Contract Termination), Article 21 (Prohibition on Assignment of Rights and Obligations), Article 22 (Damages), Article 23 (Governing Law and Jurisdiction), and Article 24 (Good Faith Consultation) shall survive.

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Article 19 (Termination and Cancellation)

1.	The Bank and the Connecting Service Provider may terminate this Agreement by providing the other party with written notice at least three months in advance.

2.	The Bank may suspend this API integration or terminate this Agreement without prior notice if the Connecting Business Operator falls under any of the following items:

(1) In the event of a material breach of this Agreement

(2) When a third party issues an order or notice for provisional seizure, provisional disposition, preservation seizure, or seizure against the property owned by the Connecting Business Operator, or when the Connecting Business Operator receives any other petition for compulsory execution

(3) If the Connection Provider becomes insolvent or is subject to a transaction suspension order by a clearing house or electronic credit record institution

(4) If the Connection Business Operator files for, or is subject to a petition for, legal reorganization proceedings such as bankruptcy, civil rehabilitation, corporate reorganization, or special liquidation, or private reorganization proceedings

3.	The Bank may suspend this API connection or terminate this Agreement after giving notice within a reasonable period if the Connecting Business Operator falls under any of the following items:

(1) If there is a breach of this Agreement

(2) If the Connecting Business Operator decides to dissolve, merge, split the company, or transfer all or a significant part of its business (except for mergers, company splits, or business transfers where the business related to this Service is not the subject, or where all the business related to this Service is transferred to a third party meeting the Bank’s specified standards)

(3) If the Bank reasonably determines based on objective and rational grounds that there is a risk the Connecting Business Operator cannot ensure sound and appropriate operation of its business

(4) In addition to the foregoing items, if any event occurs that materially adversely affects the performance of obligations under this Agreement, or if there exists any material reason deemed inappropriate for the continuation of this Agreement.

4.	Even if the connecting operator suffers damage due to the application of the provisions of the preceding two paragraphs, the Bank shall bear no liability whatsoever.

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Article 20 (Measures upon Contract Termination)

1.	Upon termination of this Agreement for any reason, the Connecting Business Operator shall delete and destroy all of the API, its derivatives, and all related materials (including specifications and copies thereof) (except where retention or recording is required by law).

2.	Upon termination of this Agreement, settlement between the Bank and the Connecting Business Operator shall be conducted in the manner prescribed by the Bank.

Article 21 (Prohibition on Assignment of Rights and Obligations)

The Bank and the Connecting Business Operator shall not assign, transfer, or pledge to a third party all or part of their status under this Agreement or the rights and obligations arising therefrom without the prior written consent of the other party.

Article 22 (Damages)

The Bank and the Connection Provider may seek compensation from the other party for damages incurred due to the other party’s breach of this Agreement or due to reasons attributable to the other party.

Article 23 (Governing Law and Jurisdiction)

1.	This Agreement shall be governed by and construed in accordance with the laws of Japan.

2.	The Tokyo District Court shall have exclusive jurisdiction as the court of first instance for all disputes arising from this Agreement.

Article 24 (Good Faith Consultation)

In the event of any matter not provided for in this Agreement or any doubt arising regarding the interpretation of this Agreement, the Bank and the Connecting Business Operator shall negotiate in good faith and endeavor to resolve such matters.

As evidence of the execution of this Agreement, two copies of this document shall be prepared. The Bank and the Connecting Business Operator shall affix their signatures and seals or electronic signatures to their respective copies and retain one copy each.

July 21, 2021

Bank
1-2-3 Dogenzaka, Shibuya-ku,

Tokyo
GMO Aozora Net Bank, Ltd.
President and Representative
Director Takeshi Yamane

Internet Service Provider

1-2-7 Motoakasaka, Minato-ku, Tokyo
ADVASA Co., Ltd.
Representative Director: Asamitsu Kosugi

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(Attachment)

The license fee under Article 4 of this Agreement shall be as follows.

1. License Fee

Transfer Approval Omission Function Usage Fee: ¥150,000 per month (excluding tax) Reference API and Update API Usage Fee: Free of charge

2. Payment Method

Direct debit from the account opened by the Connecting Business Operator at the bank

3. Payment Schedule

To use the Transfer Approval Exemption Function, the Connecting Business must separately submit a Transfer Approval Exemption Account Application Form to the bank. The usage license fee specified in Section 1 above shall accrue from the month in which the desired start date, as indicated by the Connecting Business on the application form, falls. The Connecting Business shall pay the usage license fee to the bank by the last business day of the following month.Note: Daily prorating shall not be applied in either of the following cases: ① When the desired start date falls within a month, or ② When the desired end date falls within a month.

4. Changes to License Fees

If there is a change to the license fee specified in Section 1, the Bank shall notify the Connecting Business Operator of the revised license fee in writing.

If the Connecting Business Operator does not raise an objection to the Bank within 30 days from the date of the above notification, the revised usage license fee shall apply from the day following the expiration of said 30-day period.

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